UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 18, 2012

Aware, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-21129

Massachusetts	04-2911026
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

40 Middlesex Turnpike, Bedford, MA, 01730
(Address of principal executive offices, including zip code)

(781) 276-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05                      Costs Associated with Exit or Disposal Activities.

On January 18, 2012, Aware’s Board of Directors approved the shutdown of Aware’s DSL Test Hardware product line, effective immediately.  The decision was made after a strategic analysis was performed to determine the best course of action for this product line.  The conclusion to shutdown the DSL Test Hardware product line was made in order to better position Aware strategically and to reduce costs.

Aware estimates that the total costs to be incurred related to the shutdown will be approximately $282,000, the majority of which will be severance and employee-related costs and will be paid in cash.  Aware will continue to build and ship DSL Test Hardware products to fulfill existing orders.  Aware expects to conclude the shipments for existing orders on or about June 30, 2012.

Safe Harbor Warning

Portions of this filing contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future costs and cash expenditures of shutting down Aware’s DSL Test Hardware product line. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or actions taken by Aware to differ materially from anticipated results, performance or actions. All statements contained herein that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements. Aware is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2010 and other reports and filings made with the Securities and Exchange Commission.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AWARE, INC.

By:	/s/ Richard P. Moberg
Richard P. Moberg
co-Chief Executive Officer & co-President
Chief Financial Officer

Date: January 20, 2012